Exhibit 99.1

Arconic Reports Fourth Quarter 2022 and Full Year 2022 Results

Fourth Quarter 2022 Highlights

  Sales of $1.9 billion, down 9% year over year, up 2% organically
  Net loss of $273 million, or $2.70 per share, compared with net loss of $38 million, or $0.36 per share, in fourth quarter 2021. Fourth quarter 2022 includes a $304 million after-tax loss related to the sale of the Company’s Russian operations
  Adjusted EBITDA of $154 million; Adjusted EBITDA excluding Russian Operations of $145 million, down 5% year over year on a comparable basis
  Repurchased approximately 2.1 million shares at a cost of $46 million
  Sale of Russian operations closed on November 15, 2022

Full Year 2022 Highlights

  Sales of $9.0 billion, up 19% year over year, up 10% organically
  Net loss of $182 million, or $1.75 per share, compared with net loss of $397 million, or $3.65 per share, in 2021. Full-year 2022 includes the after-tax loss related to Russia and an after-tax, non-cash asset impairment charge of $70 million related to the Extrusions segment business review
  Adjusted EBITDA of $706 million; Adjusted EBITDA excluding Russian Operations of $635 million, up 2% year over year on a comparable basis
  Repurchased approximately 6.9 million shares at a cost of $185 million; repurchased approximately 10% of shares outstanding for $346 million since separation

PITTSBURGH--(BUSINESS WIRE)--February 21, 2023--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported fourth quarter 2022 and full year 2022 results.

Fourth Quarter 2022 Results

The Company reported revenue of $1.9 billion, down 9% year over year and up 2% organically due to growth in the aerospace, packaging, building and construction, and ground transportation end markets. The Company reported a net loss of $273 million, or $2.70 per share, in fourth quarter 2022 compared with a net loss of $38 million, or $0.36 per share, in fourth quarter 2021. The fourth quarter 2022 net loss includes a $304 million after-tax loss related to the sale of the Company’s Russian operations.

Fourth quarter 2022 Adjusted EBITDA was $154 million and Adjusted EBITDA excluding Russian Operations was $145 million, down 5% year over year on a comparable basis, primarily due to operational challenges in the quarter that impacted industrial output. Cash provided from operations was $188 million and capital expenditures were $70 million.

Full-Year 2022 Results

Revenues of $9.0 billion increased 19% from 2021 levels and 10% organically primarily due to sales growth in aerospace, packaging, building and construction, and ground transportation. A net loss of $182 million, or $1.75 per share in 2022, compared with net loss of $397 million, or $3.65 per share, in 2021. The full-year 2022 net loss includes the after-tax loss related to Russia and an after-tax, non-cash asset impairment charge related to Extrusions.

Full-year 2022 Adjusted EBITDA was $706 million and Adjusted EBITDA excluding Russian Operations was $635 million, up 2% year over year on a comparable basis. The improvement was primarily driven by strength in building and construction, aerospace, and packaging. Cash used for operations was $338 million and capital expenditures were $245 million.

Tim Myers, Chief Executive Officer, said, “We accomplished a lot in 2022. We completed our re-entry into North American can sheet at our facility in Tennessee. We navigated a challenging situation with our facility in Russia and ultimately divested it for $230 million in cash proceeds. We delivered a record year in our Building and Construction Systems segment profitability. Additionally, we repurchased approximately 7 million shares and we grew organic revenue across the business in the face of volatile markets.”

Mr. Myers continued, “In 2023, we are focused on continuing to grow across the markets we serve and improving operational efficiency and equipment reliability at our key facilities. Adjusted EBITDA excluding Russian Operations is expected to grow despite adverse economic conditions in Europe and we expect to deliver meaningful free cash flow that will allow us to continue executing our disciplined capital allocation strategy.”

Fourth Quarter Segment Performance Revenue by Segment (in millions)

	Quarter ended
	December 31, 2022	December 31, 2021
Rolled Products	$1,535	$1,790
Building and Construction Systems	304	261
Extrusions	109	87
Adjusted EBITDA (in millions)

	Quarter ended
	December 31, 2022	December 31, 2021
Rolled Products	$120	$162
Building and Construction Systems	49	33
Extrusions	(17)	(9)
Subtotal	152	186
Corporate	2	(11)
Adjusted EBITDA	$154	$175
Adjusted EBITDA excluding Russian Operations (in millions)

	Quarter ended
	December 31, 2022	December 31, 2021
Rolled Products	$111	$140
Building and Construction Systems	49	33
Extrusions	(17)	(9)
Subtotal	143	164
Corporate	2	(11)
Adjusted EBITDA	$145	$153

Outlook

The Company expects full-year 2023 revenue to be in a range of $8.0 billion to $8.5 billion (assuming LME aluminum price of $2,400/mt and Midwest Premium of $600/mt for the full year). Adjusted EBITDA for the full-year 2023 is expected to be in a range of $650 million to $700 million. Free cash flow for full-year 2023 is expected to be approximately $250 million.

Share Repurchase Program

The Company repurchased approximately 2.1 million shares in fourth quarter 2022 for $46 million. In total, the Company has repurchased approximately 10% of shares outstanding at separation for $346 million.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on February 21, 2023, to present fourth quarter and full year 2022 financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets. For more information: www.arconic.com.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the impact of inflationary price pressures; and the potential impact of public health epidemics or pandemics, including the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to realize the expected benefits of our re-entry into the U.S. packaging market or other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, sanctions, embargoes, and renegotiation or nullification of existing agreements; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (q) the impact of the ongoing conflict between Russia and Ukraine on economic conditions in general and on our business and operations, including sanctions, tariffs, and increased energy prices; and (r) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2022 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA and free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Sales	$1,942	$2,280	$2,138

Cost of goods sold (exclusive of expenses below)(1)	1,744	2,074	1,899
Selling, general administrative, and other expenses(1)	46	62	64
Research and development expenses	10	9	9
Provision for depreciation and amortization	56	59	67
Impairment of goodwill(2)	–	–	65
Restructuring and other charges(3)	337	112	12
Operating (loss) income	(251)	(36)	22

Interest expense	26	27	26
Other expenses, net(4)	32	27	15

Loss before income taxes	(309)	(90)	(19)
(Benefit) Provision for income taxes	(36)	(25)	19

Net loss	(273)	(65)	(38)

Less: Net income attributable to noncontrolling interest	–	–	–

NET LOSS ATTRIBUTABLE TO ARCONIC CORPORATION	$(273)	$(65)	$(38)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net loss	$(2.70)	$(0.64)	$(0.36)
Weighted-average number of shares	100,956,393	101,483,656	106,262,953

Diluted:
Net loss	$(2.70)	$(0.64)	$(0.36)
Weighted-average number of shares(5)	100,956,393	101,483,656	106,262,953

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	99,432,194	101,484,590	105,326,885
(1)

In the quarter ended December 31, 2022, Arconic recorded both a $61 charge and a $53 benefit in Cost of goods sold to establish a liability for a potential settlement and a receivable for an anticipated insurance reimbursement, respectively, related to a litigation matter. Additionally, in the quarter ended December 31, 2022, the Company recognized a $12 benefit in Selling, general administrative, and other expenses to establish a receivable for an expected insurance reimbursement of legal fees related to a litigation matter. See footnote 2 to the Consolidated Balance Sheet included in this release.

(2)

In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review.

(3)

On November 15, 2022, Arconic completed the sale of 100% of its operations in Russia to Promishlennie Investitsii LLC, the majority owner of VSMPO-AVISMA Corporation, for cash proceeds of $230. The transaction closed after the Company received all required approvals, resulting in the receipt of the cash consideration in exchange for all of Arconic’s net assets in Russia. These net assets included $203 of cash held in Russia that was not available for distribution to the parent company because of injunctions imposed as a result of litigation initiated in March 2020 by the Federal Antimonopoly Service of The Russian Federation (“FAS”). The Company recorded a loss of $306 ($304 after-tax) in connection with this transaction. At a hearing on December 22, 2022, the Samara Court dismissed the litigation.

In the quarter ended September 30, 2022, the Company updated its five-year strategic plan, the results of which indicated that there was a decline in the forecasted financial performance for the Extrusions segment (and asset group). As such, management evaluated the recoverability of the long-lived assets of the Extrusions asset group and, ultimately, determined that such assets were impaired. Accordingly, in the quarter ended September 30, 2022, the Company recorded an impairment charge of $92, composed of $90 for Properties, plants, and equipment and $2 for intangible assets.

Also, in the quarters ended December 31, 2022, September 30, 2022, and December 31, 2021, Restructuring and other charges includes $31, $15, and $11, respectively, related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of elections by certain plan participants to receive lump-sum benefit payments.

(4)

In the quarter ended September 30, 2022, Other expenses, net includes an $11 loss for the remeasurement of monetary balances, primarily cash, related to the Company’s former operations in Russia (see Note 3) from rubles to the U.S. dollar. This loss was the result of a significant weakening of the Russian ruble against the U.S. dollar in the period.

(5)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Year ended
	December 31,
	2022	2021
Sales	$8,961	$7,504

Cost of goods sold (exclusive of expenses below)(1)	8,032	6,573
Selling, general administrative, and other expenses(1)	246	247
Research and development expenses	37	34
Provision for depreciation and amortization	237	253
Impairment of goodwill(2)	–	65
Restructuring and other charges(3)	456	624
Operating loss	(47)	(292)

Interest expense	104	100
Other expenses, net(4)	41	67

Loss before income taxes	(192)	(459)
Benefit for income taxes	(11)	(62)

Net loss	(181)	(397)

Less: Net income attributable to noncontrolling interest	1	–

NET LOSS ATTRIBUTABLE TO ARCONIC CORPORATION	$(182)	$(397)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(1.75)	$(3.65)
Weighted-average number of shares	103,555,875	108,692,910

Diluted:
Net loss	$(1.75)	$(3.65)
Weighted-average number of shares(5)	103,555,875	108,692,910

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	99,432,194	105,326,885
(1)

In the quarter ended December 31, 2022, Arconic recorded both a $61 charge and a $53 benefit in Cost of goods sold to establish a liability for a potential settlement and a receivable for an anticipated insurance reimbursement, respectively, related to a litigation matter. Additionally, in the quarter ended December 31, 2022, the Company recognized a $12 benefit in Selling, general administrative, and other expenses to establish a receivable for an expected insurance reimbursement of legal fees related to a litigation matter. See footnote 2 to the Consolidated Balance Sheet included in this release.

(2)

In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review.

(3)

In the year ended December 31, 2022, Restructuring and other charges includes a loss of $306 ($304 after-tax) related to the sale of the Company’s operations in Russia and an impairment charge of $92 related to a business review of Arconic’s Extrusions segment (see footnote 3 to the Statement of Consolidated Operations for the quarters ended December 31, 2022 and September 30, 2022 included in this release), as well as a charge of $46 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of elections by certain plan participants to receive lump-sum benefit payments. In the year ended December 31, 2021, Restructuring and other charges includes $584 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract ($549) and elections by certain plan participants to receive lump-sum benefit payments ($35).

(4)

In the year ended December 31, 2022, Other expenses, net includes a $39 gain for the remeasurement of monetary balances, primarily cash, related to the Company’s former operations in Russia (see Note 3) from rubles to the U.S. dollar. This gain was the result of a significant strengthening of the Russian ruble against the U.S. dollar in the period.

(5)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	December 31, 2022(1)	December 31, 2021(1)
ASSETS
Current assets:
Cash and cash equivalents	$261	$335
Receivables from customers, less allowances of $1 in both 2022 and 2021	791	922
Other receivables	183	226
Inventories	1,622	1,630
Fair value of hedging instruments and derivatives	21	1
Prepaid expenses and other current assets(2)	124	54
Total current assets	3,002	3,168

Properties, plants, and equipment	6,957	7,529
Less: accumulated depreciation and amortization	4,596	4,878
Properties, plants, and equipment, net(3)	2,361	2,651
Goodwill	292	322
Operating lease right-of-use-assets	115	122
Deferred income taxes	188	229
Other noncurrent assets	57	88
Total assets	$6,015	$6,580

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,578	$1,718
Accrued compensation and retirement costs	119	116
Taxes, including income taxes	43	61
Environmental remediation	40	15
Operating lease liabilities	34	35
Fair value of hedging instruments and derivatives	7	23
Other current liabilities(2)	150	95
Total current liabilities	1,971	2,063
Long-term debt	1,597	1,594
Accrued pension benefits	586	717
Accrued other postretirement benefits	302	411
Environmental remediation	45	49
Operating lease liabilities	83	90
Deferred income taxes	3	12
Other noncurrent liabilities	71	85
Total liabilities	4,658	5,021

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,373	3,368
Accumulated deficit	(734)	(552)
Treasury stock(4)	(346)	(161)
Accumulated other comprehensive loss	(937)	(1,111)
Total Arconic Corporation stockholders’ equity	1,357	1,545
Noncontrolling interest	–	14
Total equity	1,357	1,559
Total liabilities and equity	$6,015	$6,580
(1)

On November 15, 2022, Arconic completed the sale of 100% of its operations in Russia to Promishlennie Investitsii LLC, the majority owner of VSMPO-AVISMA Corporation, for cash proceeds of $230. The transaction closed after the Company received all required approvals, resulting in the receipt of the cash consideration in exchange for all of Arconic’s net assets in Russia. Accordingly, the Company’s Consolidated Balance Sheet as of December 31, 2022 does not include the related assets and liabilities subject to this transaction. The assets and liabilities related to Arconic’s now former operations in Russia were reported in the respective line items on the Company’s Consolidated Balance as of December 31, 2021, including the following: Cash and cash equivalents of $79; Receivables from customers of $120; Inventories of $102; Properties, plants, and equipment, net of $200; and Accounts payable, trade of $47. See footnote 3 to the Statement of Consolidated Operations for each of the quarter and year ended December 31, 2022 and footnote 6 to the Statement of Consolidated Cash Flows included in this release.

(2)

In the quarter ended December 31, 2022, Arconic established both a liability of $61 (reported in Other current liabilities) for a potential settlement and a receivable of $65 (reported in Prepaid expenses and other current assets) for an anticipated insurance reimbursement of the potential settlement and related legal fees with respect to a litigation matter. See footnote 1 to the Statement of Consolidated Operations for each of the quarter and year ended December 31, 2022 included in this release.

(3)

In 2022 third quarter, the Company recorded an impairment charge of $92, including $90 for Properties, plants, and equipment. See footnote 3 to the Statement of Consolidated Operations for the quarter ended September 30, 2022 included in this release.

(4)

On November 16, 2022, Arconic announced that its Board of Directors approved a new share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $200 over a two-year period expiring November 17, 2024. Since inception, the Company has repurchased 2,071,835 shares of its common stock for $46 under this program. In August 2022, Arconic completed its previous share repurchase program, which was authorized in May 2021, under which the Company repurchased 9,776,177 shares of its common stock for $300. In connection with the authorization of the new program, Arconic’s previous share repurchase program was terminated.

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (dollars in millions)

	Quarter ended
	December 31,	September 30,	December 31,
	2022	2022	2021
OPERATING ACTIVITIES
Net loss	$(273)	$(65)	$(38)
Adjustments to reconcile net loss to cash provided from operations:
Depreciation and amortization	56	59	67
Impairment of goodwill(1)	–	–	65
Deferred income taxes	(29)	(42)	11
Restructuring and other charges(2)	337	112	12
Net periodic pension benefit cost	28	19	13
Stock-based compensation	(4)	6	7
Amortization of debt issuance costs	1	2	1
Other	13	5	(1)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) Decrease in receivables(3)	(32)	207	(74)
Decrease (Increase) in inventories	21	134	(108)
(Increase) Decrease in prepaid expenses and other current assets	(49)	(12)	6
Increase (Decrease) in accounts payable, trade	76	(339)	193
Increase (Decrease) in accrued expenses	63	(8)	(74)
(Decrease) Increase in taxes, including income taxes	(17)	14	6
Pension contributions	(9)	(9)	(2)
(Increase) Decrease in noncurrent assets	(9)	2	(3)
Increase in noncurrent liabilities	15	6	15
CASH PROVIDED FROM OPERATIONS	188	91	96

FINANCING ACTIVITIES
Net change in short term borrowings (original maturities of three months or less)(4)	(150)	100	–
Repurchases of common stock(5)	(46)	(86)	(55)
Other	(1)	1	–
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(197)	15	(55)

INVESTING ACTIVITIES
Capital expenditures	(70)	(47)	(61)
Proceeds from the sale of assets and businesses(6)	27	3	1
Other	–	–	4
CASH USED FOR INVESTING ACTIVITIES	(43)	(44)	(56)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	1	(2)	1
Net change in cash and cash equivalents and restricted cash	(51)	60	(14)
Cash and cash equivalents and restricted cash at beginning of period(7)	312	252	349
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(7)	$261	$312	$335
(1)	See footnote 2 to the Statement of Consolidated Operations for the quarter ended December 31, 2021 included in this release.

(2)	See footnote 3 to the Statement of Consolidated Operations for the quarterly periods presented included in this release.

(3)

In January 2022, the Company entered into a one-year arrangement with a financial institution to sell certain customer receivables outright without recourse on a continuous basis. All such sales are at Arconic's discretion. Under this arrangement, the Company serves in an administrative capacity, including collection of the receivables from the respective customers and remittance of these cash collections to the financial institution. Accordingly, upon the sale of customer receivables to the financial institution, Arconic removes the underlying trade receivables from the Consolidated Balance Sheet and includes the reduction as a positive amount in the (Increase) Decrease in receivables line item within Operating Activities on the Statement of Consolidated Cash Flows. In the quarters ended December 31, 2022 and September 30, 2022, the Company sold customer receivables of $156 and $413, respectively, and remitted cash to the financial institution of $314 and $380, respectively.

(4)

Arconic maintains a five-year credit agreement, dated May 13, 2020, with a syndicate of lenders named therein and Deutsche Bank AG New York Branch as administrative agent (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured asset-based revolving credit facility (the “ABL Credit Facility”) to be used, generally, for working capital or other general corporate purposes. On February 16, 2022, the ABL Credit Agreement was amended to increase the revolving commitments under the ABL Credit Facility to $1,200 from $800. In the quarters ended December 31, 2022 and September 30, 2022, the Company borrowed $25 and $150, respectively, and repaid $175 and $50, respectively, under the ABL Credit Facility.

(5)

In the quarter ended December 31, 2022, the Company repurchased 2,071,835 shares of its common stock under a $200 program. In the quarters ended September 30, 2022 and December 31, 2021, the Company repurchased 3,033,663 and 1,803,800, respectively, shares of its common stock under a $300 program. See footnote 4 to the Consolidated Balance Sheet included in this release.

(6)

In the quarter ended December 31, 2022, the Company received $230 in cash proceeds related to the sale of its operations in Russia less $203 in cash held by its operations in Russia that was not available for distribution to the parent company because of injunctions imposed as a result of litigation initiated in March 2020. See footnote 3 to the Statement of Consolidated Operations for the quarter ended December 31, 2022 included in this release.

(7)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)

	Quarter ended
	December 31,	September 30,	December 31,
	2022	2022	2021
Total Segment Adjusted EBITDA(1)	$152	$147	$186
Unallocated amounts:
Corporate expenses(2)	(6)	(4)	(7)
Stock-based compensation expense	4	(6)	(7)
Metal price lag(3)	8	15	11
Unrealized losses on mark-to-market hedging instruments and derivatives	(10)	(7)	–
Provision for depreciation and amortization	(56)	(59)	(67)
Impairment of goodwill(4)	–	–	(65)
Restructuring and other charges(5)	(337)	(112)	(12)
Other(6)	(6)	(10)	(17)
Operating (loss) income	(251)	(36)	22
Interest expense	(26)	(27)	(26)
Other expenses, net(7)	(32)	(27)	(15)
Benefit (Provision) for income taxes	36	25	(19)
Net income attributable to noncontrolling interest	–	–	–
Consolidated net loss attributable to Arconic Corporation	$(273)	$(65)	$(38)
(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus each of (i) Stock-based compensation expense, (ii) Metal price lag (see footnote 3), and (iii) Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below). Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Effective in the first quarter of 2022, management modified the Company’s definition of Segment Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic’s reportable segments. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Segment Adjusted EBITDA performance measure. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net loss.

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	See footnote 2 to the Statement of Consolidated Operations for the quarter ended December 31, 2021 included in this release.

(5)	See footnote 3 to the Statement of Consolidated Operations for the quarterly periods presented included in this release.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 5 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

(7)	See footnote 4 to the Statement of Consolidated Operations for the quarter ended September 30, 2022 included in this release.

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net loss attributable to Arconic Corporation	$(273)	$(65)	$(38)	$(182)	$(397)

Add:
Net income attributable to noncontrolling interest	–	–	–	1	–
(Benefit) Provision for income taxes	(36)	(25)	19	(11)	(62)
Other expenses, net(1)	32	27	15	41	67
Interest expense	26	27	26	104	100
Restructuring and other charges(2)	337	112	12	456	624
Impairment of goodwill(3)	–	–	65	–	65
Provision for depreciation and amortization	56	59	67	237	253
Stock-based compensation	(4)	6	7	15	22
Metal price lag(4)	(8)	(15)	(11)	(17)	16
Unrealized losses (gains) on mark-to-market hedging instruments and derivatives	10	7	–	(6)	–
Other special items(5)	14	10	13	68	24

Adjusted EBITDA	$154	$143	$175	$706	$712

Sales	$1,942	$2,280	$2,138	$8,961	$7,504

Adjusted EBITDA Margin	7.9%	6.3%	8.2%	7.9%	9.5%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 4); Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the first quarter of 2022, management modified the Company’s definition of Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Adjusted EBITDA. Accordingly, periods prior to the effective date of this change were not recast to reflect this change.

(1)	See footnote 4 for the quarter ended September 30, 2022 and for the year ended December 31, 2022 to the respective Statement of Consolidated Operations included in this release.

(2)	See footnote 3 for the quarterly and annual periods presented to the respective Statement of Consolidated Operations included in this release.

(3)	See footnote 2 for the quarter and year ended December 31, 2021 to the respective Statement of Consolidated Operations included in this release.

(4)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(5)	Other special items include the following:

   for the quarter ended December 31, 2022, a charge related to environmental remediation matters ($9), costs related to several legal matters ($1), and other items ($4);
  for the quarter ended September 30, 2022, a charge related to the Grasse River environmental remediation matter ($9), costs related to the Grenfell Tower legal matter ($3), and other items ($(2));
  for the quarter ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), costs related to both an equipment fire and packaging restart at the Tennessee rolling mill ($5), and other items ($2);
  for the year ended December 31, 2022, a charge related to several environmental remediation matters ($27), costs related to a new labor agreement with the United Steelworkers ($19), costs related to several legal matters, including Grenfell ($9) and other ($4), and other items ($9); and
  for the year ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($8) and other ($13), a partial reversal of a previously established reserve related to the Grasse River environmental remediation ($11), costs related to both the packaging restart and an equipment fire at the Tennessee rolling mill ($7), a write-down of inventory related to the idling of both the remaining operations at the Chandler (Arizona) extrusions facility and the casthouse operations at the Lafayette (Indiana) extrusions facility ($4), and other items ($3).

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA excluding Russia(1)	Quarter ended			Quarter ended
	December 31, 2022			December 31, 2021
	As reported	Russia(1)	As recast(1)	As reported	Russia(1)	As recast(1)
Net (loss) income attributable to Arconic Corporation	$(273)	$7	$(280)	$(38)	$11	$(49)

Add:
Net income attributable to noncontrolling interest	–	–	–	–	–	–
(Benefit) Provision for income taxes	(36)	–	(36)	19	3	16
Other expenses (income), net	32	(1)	33	15	2	13
Interest expense	26	–	26	26	–	26
Restructuring and other charges(2)	337	–	337	12	–	12
Impairment of goodwill(3)	–	–	–	65	–	65
Provision for depreciation and amortization	56	3	53	67	6	61
Stock-based compensation	(4)	–	(4)	7	–	7
Metal price lag(4)	(8)	–	(8)	(11)	–	(11)
Unrealized losses on mark-to-market hedging instruments and derivatives	10	–	10	–	–	–
Other special items(5)	14	–	14	13	–	13

Adjusted EBITDA	$154	$9	$145	$175	$22	$153

Sales	$1,942	$116	$1,826	$2,138	$280	$1,858

Adjusted EBITDA Margin	7.9%	7.8%	7.9%	8.2%	7.9%	8.2%
Adjusted EBITDA excluding Russia(1)	Year ended			Year ended
	December 31, 2022			December 31, 2021
	As reported	Russia(1)	As recast(1)	As reported	Russia(1)	As recast(1)
Net (loss) income attributable to Arconic Corporation	$(182)	$75	$(257)	$(397)	$46	$(443)

Add:
Net income attributable to noncontrolling interest	1	1	–	–	–	–
(Benefit) Provision for income taxes	(11)	17	(28)	(62)	14	(76)
Other expenses (income), net(6)	41	(44)	85	67	2	65
Interest expense	104	–	104	100	–	100
Restructuring and other charges(2)	456	–	456	624	–	624
Impairment of goodwill(3)	–	–	–	65	–	65
Provision for depreciation and amortization	237	22	215	253	25	228
Stock-based compensation	15	–	15	22	–	22
Metal price lag(4)	(17)	–	(17)	16	–	16
Unrealized gains on mark-to-market hedging instruments and derivatives	(6)	–	(6)	–	–	–
Other special items(5)	68	–	68	24	–	24

Adjusted EBITDA	$706	$71	$635	$712	$87	$625

Sales	$8,961	$903	$8,058	$7,504	$968	$6,536

Adjusted EBITDA Margin	7.9%	7.9%	7.9%	9.5%	9.0%	9.6%
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) the Company’s definition of Adjusted EBITDA and (ii) management’s rationale for the presentation of this non-GAAP measure. The “As reported” column presents a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

Adjusted EBITDA excluding Russia is also a non-GAAP financial measure. On November 15, 2022, Arconic completed the sale of 100% of its operations in Russia (see footnote 3 to the Statement of Consolidated Operations for the quarter ended December 31, 2022 included in this release). Accordingly, management believes the presentation of Adjusted EBITDA excluding Russia is meaningful to investors because such measure provides context as to the contribution made by the Company’s former operations in Russia relative to Arconic’s total financial performance. Additionally, this measure provides a historical basis with which to compare the Company’s financial performance in future periods.

The “Russia” column presents the unaudited combined financial information of Arconic’s subsidiaries that held the Company’s former operations in Russia prepared from the historical accounting records of these legal entities. This information is not equivalent to that which would be presented as consolidated financial information prepared in accordance with accounting principles generally accepted in the United States of America if these subsidiaries were to be presented as a standalone consolidated reporting entity. Other amounts related to Arconic’s former operations in Russia recorded in the historical accounting records of other legal entities included in the Company’s consolidated group, such as the loss on the sale of the previously mentioned former subsidiaries recorded by the direct parent company of these legal entities, were presented in the “As recast” column. However, the amount presented as Adjusted EBITDA excluding Russia is the same whether these other amounts related to Arconic’s former operations in Russia are presented in the “Russia” column or the “As recast” column.

The amounts in the “As recast” column are equal to the amounts in the “As reported” column less the amounts in the “Russia” column. Consequently, there are limitations in the usefulness of the amounts presented in the “As recast” column for Net (loss) income attributable to Arconic Corporation and (Benefit) Provision for income taxes. For example, the (Benefit) Provision for income taxes would need to be recalculated on a “without” approach to consider the consolidated company excluding the former operations in Russia, the impact of which may extend beyond subtracting the amount for (Benefit) Provision for income taxes presented in the “Russia” column from the consolidated amount in the “As reported” column. Conversely, the amount presented for Adjusted EBITDA excluding Russia does not contain any such limitations.

(2)	See footnote 3 for the quarterly and annual periods presented to the respective Statement of Consolidated Operations included in this release.

(3)	See footnote 2 for the quarter and year ended December 31, 2021 to the respective Statement of Consolidated Operations included in this release.

(4)	See footnote 4 for the quarterly and annual periods presented to the reconciliation of Adjusted EBITDA included in this release.

(5)	See footnote 5 for the quarterly and annual periods presented to the reconciliation of Adjusted EBITDA included in this release.

(6)	See footnote 4 for the year ended December 31, 2022 to the Statement of Consolidated Operations included in this release.

Adjusted EBITDA to Free Cash Flow Bridge	Quarter ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2022	2022	2022	2022	2021
Adjusted EBITDA(1)	$154	$143	$204	$205	$175

Change in working capital(2)	65	2	(49)	(200)	11
Cash payments for:
Environmental remediation	(4)	(1)	(2)	(4)	(40)
Pension contributions	(9)	(9)	(9)	(4)	(2)
Other postretirement benefits	(7)	(7)	(8)	(8)	(10)
Restructuring actions	–	(2)	(1)	(2)	(4)
Interest	(24)	(30)	(23)	(29)	(22)
Income taxes	1	(3)	(23)	(4)	(10)
Capital expenditures	(70)	(47)	(33)	(95)	(61)
Other(3)	12	(2)	73	(57)	(2)

Free Cash Flow(4)	$118	$44	$129	$(198)	$35
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

Other includes the impact of metal price lag as follows: 4Q22-$8; 3Q22-$15; 2Q22-$30; 1Q22-$(36); and 4Q21-$11. See footnote 4 in reconciliation of Adjusted EBITDA included in this release for additional information on metal price lag.

(4)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

  4Q22: Cash provided from operations of $188 less capital expenditures of $70 = free cash flow of $118
  3Q22:  Cash provided from operations of $91 less capital expenditures of $47 = free cash flow of $44
  2Q22:  Cash provided from operations of $162 less capital expenditures of $33 = free cash flow of $129
  1Q22:  Cash used for operations of $(103) less capital expenditures of $95 = free cash flow of $(198)
  4Q21:  Cash provided from operations of $96 less capital expenditures of $61 = free cash flow of $35

Reconciliation of Organic Revenue (in millions)

Quarter Ended December 31, 2021	Total
Revenue	$2,138
Less:
Sales – Samara	280
Organic Revenue	$1,858

Quarter Ended December 31, 2022
Revenue	$1,948
Less:
Sales - Samara	116
Aluminum price impact	(35)
Foreign currency impact	(31)
Organic Revenue	$1,898

Year Ended December 31, 2021	Total
Revenue	$7,504
Less:
Sales – Samara	280
Organic Revenue	$7,224

Year Ended December 31, 2022
Revenue	$8,967
Less:
Sales - Samara	116
Aluminum price impact	969
Foreign currency impact	(83)
Organic Revenue	$7,965

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of divestitures, changes in aluminum prices and foreign currency fluctuations relative to the prior year period.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com